PROTECTIVE LIFE INSURANCE COMPANY
2801 Highway 280 South
Birmingham, Alabama 35223

ENDORSEMENT

The contract to which this Endorsement is attached is amended as of its Contract Date as follows:

DEFINITION

1.	The definition entitled “Annuity Deposit” is deleted in its entirety and a new Definition is inserted in lieu thereof to read as follows:

Annuity Deposit(s) – The Annuity Deposit(s) made and allocated to each Guaranteed Period(s) selected under each Certificate issued under the Contract. Each Annuity Deposit must be at least $5,000 unless approved by the Company.

2.
The following sentences shall be added to the definition of Initial Guaranteed Interest Rate: “The Initial Guaranteed Interest Rate for additional Annuity Deposits shall be determined as of the date the additional Annuity Deposits are received and will be credited to the Sub-Account for the Initial Guaranteed Period you select for such additional Annuity Deposits.

3.	The definition entitled Sub-Account Value is deleted in its entirety and a new definition entitled Sub-Account Value is inserted in lieu thereof to read as follows:

“The amount equal to that part of each Annuity Deposit allocated by a Participant to a Sub-Account(s) or any amount transferred to a Sub-Account(s) at the end of a Guaranteed Period increased by all interest credited and decreased by amounts due to previous full or partial surrenders (including Surrender Charges, Market Value Adjustments, and Premium Taxes thereon) and previous interest withdrawals.”

ANNUITY DEPOSIT

The provision entitled “ANNUITY DEPOSIT” is deleted in its entirety and a new provision entitled “ANNUITY DEPOSIT(S)” is inserted in lieu thereof to read as follows:

To participate under this Contract, a Participant or Contract Holder on behalf of the Participant must pay an Annuity Deposit. The Initial Annuity Deposit must be accompanied by a properly completed Application. Additional Annuity Deposits can be made. Regardless of the number of Annuity Deposits made, only one Certificate will be issued. We reserve the right to limit the amount of the Participant’s Annuity Deposit(s).

Sub-Accounts

Each Annuity Deposit (less applicable Premium Taxes, if any) will be allocated to one or more Sub-Accounts chosen by the Participant for each specified Guaranteed Period and Guaranteed Interest Rate. The minimum allocation to a Sub-Account must be at least $5,000, unless approved by the Company. The value of the Participant’s Sub-Accounts will be determined in accordance with the terms of this Contract. One or more Sub-Accounts are maintained for the Participant. Prior to the end of a Guaranteed Period, Sub-Account Values may not be transferred from one Sub-Account to a new Sub-Account. Upon notice to us, Sub-Account Values can be transferred from one Sub-Account to a new Sub-Account at the end of a Guaranteed Period. The amount transferred is subject to the Annuity Deposit minimums and the amount remaining in the Sub-Account after transfer must be either (1) at least $5,000 or (2) an amount approved by the Company. We will notify the Participant within twenty days prior to the end of a Guaranteed Period of the right to transfer. If we have not received notice from the Participant during this period, all Sub-Account Values will be automatically transferred to a Subsequent Guaranteed Period of either (1) the same duration as the previous Guaranteed Period if then offered by us; or (2) the shortest duration then offered by us which is closest to the same duration as a Participant’s previous Guaranteed Period and which would not extend beyond the Annuity Commencement Date. If a Guaranteed Period extends beyond the Annuity Commencement Date, the Sub-Account Value will be transferred to a one year Guaranteed Period. On the Annuity Commencement Date, the Sub-Account Value in the one year Guaranteed Period will be available to the Participant without a Surrender Charge or Market Value Adjustment for application under the Annuity Options selected.

Signed for the Company as of the effective date, which is the Contract Date.

PROTECTIVE LIFE INSURANCE COMPANY

/s/ John K. Wright

Secretary

IPD-2013